Filed Pursuant to Rule 424(b)(3)
Registration No. 333-266938

PROSPECTUS SUPPLEMENT NO. 7

(To Prospectus dated September 14, 2022)

23,648,889 SHARES OF COMMON STOCK

This prospectus supplement supplements the prospectus, dated September 14, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-266938). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 16, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and resale of up to 23,648,889 shares of our common stock, $0.0001 per share (the “common stock”), by B. Riley Principal Capital II, LLC (“B. Riley” or the “selling stockholder”). The shares included in the Prospectus consist of shares of common stock that we have issued or that we may, in our discretion, elect to issue and sell to B. Riley, from time to time after the date of the Prospectus, pursuant to a Common Stock Purchase Agreement we entered into with B. Riley on August 11, 2022 (the “Purchase Agreement”), in which B. Riley has committed to purchase from us, at our direction, up to $75,000,000 of our common stock, subject to terms and conditions specified in the Purchase Agreement. Concurrently with our execution of the Purchase Agreement on August 11, 2022, we issued 171,008 shares of common stock to B. Riley as consideration for its irrevocable commitment to purchase shares of our common stock at our election in our sole discretion, from time to time after the date of the Prospectus, upon the terms and subject to the satisfaction of the conditions set forth in the Purchase Agreement. See the section of the Prospectus titled “Committed Equity Financing” for a description of the Purchase Agreement and the section titled “Selling Stockholder” for additional information regarding the selling stockholder.

We are not selling any shares of common stock being offered by the Prospectus and will not receive any of the proceeds from the sale of such shares by B. Riley. However, we may receive up to $75,000,000 in aggregate gross proceeds from sales of our common stock to B. Riley that we may, in our discretion, elect to make, from time to time after the date of the Prospectus, pursuant to the Purchase Agreement.

B. Riley may sell or otherwise dispose of the shares of common stock included in the Prospectus in a number of different ways and at varying prices. See the section of the Prospectus titled “Plan of Distribution (Conflict of Interest)” for more information about how B. Riley may sell or otherwise dispose of the common stock being offered in the Prospectus. B. Riley is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

The common stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “RGTI.” On December 15, 2022, the last reported sales price of the common stock as reported on Nasdaq was $0.995 per share.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. The Prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risks. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 20 of the prospectus, and under similar headings in any amendments or supplements to the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of the Prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated December 16, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2022

RIGETTI COMPUTING, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40140	88-0950636
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

775 Heinz Avenue, Berkeley, California	94710
(Address of principal executive offices)	(Zip Code)

(510) 210-5550

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	RGTI	The Nasdaq Capital Market
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	RGTIW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2022, the Board of Directors (the “Board”) of Rigetti Computing, Inc. (the “Company”) appointed Dr. Subodh Kulkarni to the Board, effective as of December 16, 2022, to fill the vacancy created by Dr. Chad Rigetti’s previously disclosed resignation from the Board effective as of December 15, 2022. Dr. Kulkarni will serve as a Class I director until the Company’s 2023 Annual Meeting of Stockholders and until such time as his successor is duly elected and qualified, or until his earlier death, resignation or removal. As the Company’s President and Chief Executive Officer, Dr. Kulkarni is not currently considered an independent director. As such, Dr. Kulkarni will not serve on any committees of the Board and will not receive any compensation for his director service apart from his compensation for his services as President and Chief Executive Officer of the Company.

Dr. Kulkarni was not selected as a director pursuant to any arrangements or understandings with the Company or with any other person. Dr. Kulkarni does not have any family relationships with any of the Company’s directors or executive officers, and he does not have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 16, 2022

RIGETTI COMPUTING, INC.

By:	/s/ Brian Sereda
Brian Sereda
Chief Financial Officer